CHARLES A. ETHERINGTON
                                Attorney At Law
                       4500 Main Street, P.O. Box 418210
                        Kansas City, Missouri 64141-9210
                            Telephone (816)340-4051
                            Telecopier (816)340-4964

                                                                  March 26, 1997


American Century Strategic Asset Allocations, Inc.
American Century Tower
4500 Main Street
Kansas City, Missouri 64111

Ladies and Gentlemen:

     As counsel to American Century Strategic Asset Allocations, Inc. I am generally familiar with its affairs. Based upon this familiarity, and upon the examination of such documents as I have deemed relevant, it is my opinion that the shares of the Corporation described in Post-Effective Amendment No. 2 to its Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission on March 26, 1997, will, when issued, be validly issued, fully paid and nonassessable.

     For the record, it should be stated that I am an officer and employee of American Century Services Corporation, an affiliated corporation of American Century Investment Management, Inc., the investment adviser of American Century Strategic Asset Allocations, Inc.

     I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 2.

                             Very truly yours,

                             /s/ Charles A. Etherington
                             Charles A. Etherington